Exhibit 99.1
Marine Petroleum Trust
                    News Release
MARINE PETROLEUM TRUST
ANNOUNCES FOURTH QUARTER CASH DISTRIBUTION
     DALLAS, Texas, November 19, 2010 — Marine Petroleum Trust (NASDAQ: MARPS) (“Marine”) today declared a quarterly cash distribution to the holders of its units of beneficial interest of $0.344300 per unit, payable on December 28, 2010, to unitholders of record on November 30, 2010. Marine’s cash distribution history, current and prior year financial reports, a link to filings made with the Securities and Exchange Commission and more can be found on its website at http://www.marps-marinepetroleumtrust.com/.
     This distribution of $0.344300 per unit is lower than the $0.374810 per unit distributed last quarter but is up slightly from the $0.322823 per unit distributed in the comparable quarter in 2009. The volume of oil and natural gas produced and included in the current distribution has shown a decrease over the volume produced and included in the distribution in the comparable quarter in 2009. However, prices of both oil and natural gas have shown an increase in the prices realized in the comparable quarter in 2009.
     On April 20, 2010, a deepwater drilling rig exploded and sank in the Gulf of Mexico, which resulted in loss of life and a substantial oil spill. Marine did not receive royalties from the well, and Marine’s wells are located in shallow water. To date, Marine has not been directly impacted by the loss of the well or its aftermath. However, how Marine may be affected by this incident in the future, including any new or additional regulations that may be adopted in response to the incident that affect wells from which Marine receives royalties, are unknown at this time. Any new restrictions for drilling permits in the Gulf of Mexico can both positively or negatively affect the future of drilling on Marine’s leases.
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Contact:	Ron E. Hooper Senior Vice President U.S. Trust, Bank of America Private Wealth Management, Trustee Toll Free — 1.800.985.0794